Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 The only transcription company with ListenLinkTM! Rate this transcript (CTRL + click): poor excellent New Earnings Call Natural Gas Services Group Call May 12, 2026 Operator: Good morning, ladies and gentlemen and welcome to the Natural Gas Services Group Inc., First Quarter earnings call. At this time, all participants are in listen- only mode. Operator assistance is available any time during this conference by pressing 0#. I would now like to turn the call over to Miss Anna Delgado. Please begin. Anna Delgado: Thank you Luke, and good morning, everyone. Before we begin, I would like to remind you that, during the course of this conference call, the company will be making forward-looking statement within the meaning of Federal Security Laws. Investors are cautioned that forward-looking statements are not guaranteed our future performance and that the actual results or development may differ materially from those projected in the forward-looking statement. Finally, the company can give no assurance that such forward-looking statements will prove to be correct. Natural Gas Services group disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. Accordingly, you should not place undue reliance on forward looking statements. These and another risks are described in yesterday’s earnings press release and in our filings with the SEC, including our Form 10-Q for the period ended March 31st, 2026 and our Form 8-Ks. These documents can be found in the Investors section of our website located at the www.ngsgi.com. Should one or more of these risks materialize or should underlying assumptions prove incorrect, actual results may vary materially. In addition, our discussion today will reference certain non-GAAP financial measures including EBITDA, adjusted EBITDA, and adjusted growth margin, among other factors. For reconciliation of these non-GAAP financial measures to the most Exhibit 99.1

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 2 of 16 directly comparable measures under GAAP, please see yesterday’s earning release. I will now turn the call over to Justin Jacobs, Chief Executive Officer. Justin Jacobs: Thank you, Anna, and good morning, everyone. Joining me today is Ian Eckert, our Chief Financial Officer. To begin, I want to thank the entire NGS team for another outstanding quarter. The results we are reporting today are direct reflection of the commitment and execution of our employees across the organization. I especially want to thank to recognize our field personnel whose focus on reliability, responsiveness, and customer service continues to differentiate NGS in the market. NGS delivered an exceptional start to 2026 highlighted by record performance for a number of key metrics, including quarterly rental revenue, adjusted gross margin, adjusted EBITDA, and horsepower utilization. In addition, subsequent to quarter end, we announced an increase to our dividend payable in the second quarter from $0.11 to $0.15 per share, representing a 36% increase. The increase in our dividend, combined with the increase to our full year 2026 adjusted EBITDA guidance, reflects both a strong start to the year and our favorable outlook with the balance of 2026. Importantly, we continue to execute operationally, expand and optimize our fleet, and return capital to shareholders while maintaining substantial flexibility to continue funding growth opportunities. Turning to first quarter operating performance, rented horsepower ended the quarter at approximately 575,000 horsepower, representing growth of 17% compared to the prior year quarter. Horsepower utilization reached 86.9% establishing another company record. Rental revenue totaled $47.1 million during the quarter, increasing 21% year-over- year and representing another quarterly record for NGS. Adjusted EBITDA totaled $24.3 million compared to $19.3 million in the first quarter of 2025, also establishing a new quarterly record.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 3 of 16 Our strong performance continues to be driven by several factors, including large horsepower fleet additions, high utilization levels, pricing discipline, and the ongoing mix shift toward larger horsepower compression assets. Turning to the broader market environment, our view of industry fundamentals remains constructive. Recent customer commentary and activity levels indicate improving sentiment around oil production growth, while ongoing midstream infrastructure build-out to support increasing natural gas production should continue driving incremental compression demand. At the same time, lead times for new compression equipment continue to constrain available industry supply. These conditions support high utilization levels for existing fleets, continued pricing discipline, and longer-duration customer commitments. Additionally, the current geopolitical environment continues to reinforce the strategic importance of U.S. energy production and infrastructure, which we believe creates a favorable growth backdrop for domestic compression providers. While the ultimate impact of commodity prices and geopolitical developments on customer activity remains uncertain, compression demand fundamentally remains tied to production volumes, reliability requirements, and throughput needs across the energy value chain. We are also beginning to see more meaningful inflationary pressure emerge across portions of the supply chain, driven in part by geopolitical developments and broader supply chain dynamics. Labor markets across the oil field services industry remain tight, and we continue to expect wage pressure as overall U.S. oil and gas activity remains strong. We expect these inflationary pressures to continue and potentially accelerate during the balance of the year. Even with those considerations, our overall view is positive. Industry fundamentals remain strong, compression supply remains tight, and the pricing environment continues to be constructive.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 4 of 16 Within this environment, we believe NGS remains very well positioned given the quality of our fleet, our service performance, customer relationships, and balance sheet flexibility. I’ll move next to the specific growth and value drivers supporting the performance of NGS. First, fleet optimization. Rental revenue per horsepower per month increased $27.51 during the quarter, improving 2.5% sequentially and 2% compared to the prior year quarter. Horsepower utilization reached 86.9%, reflecting both strong market demand and the quality and reliability of our fleet. Second is asset utilization. During the first quarter, the company received $12.3 million associated with our longstanding tax refund claims and related interest. Considering this is approximately $1.00 per share of cash, we are pleased to collect this and look forward to receiving the small amount remaining in the near future. We also continue to pursue monetization opportunities associated with non-core real estate assets. At quarter end, two real estate assets were classified as held for sale on the balance sheet. These are the Midland office building and the Midland fabrication facility. Monetizing these non-cash assets is consistent with our continued efforts to optimize capital allocation. Third, fleet expansion. During the first quarter, we added approximately 17,000 horsepower to the fleet. All of those additions are large horsepower units under long-term contracts, and the majority were electric motor drive equipment.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 5 of 16 These deployments reinforce our continued focus on higher return, longer-duration compression applications, and we remain committed to deploying at least 50,000 horsepower during 2026. Finally, strategic and accretive M&A remains an area of focus. Our balance sheet and liquidity position continue to provide substantial flexibility to act opportunistically where attractive opportunities arise. As always, our approach remains disciplined. We are focused on transactions where we believe NGS can create value from operating synergies, fleet optimization opportunities and customer relationship expansion. With that, I’ll turn the call over to Ian to walk through our financial results and balance sheet in more detail. Ian Eckert: Thank you, Justin, and good morning, everyone. As Justin highlighted, the first quarter reflected strong execution across the business. Our financial results were driven by recently deployed large horsepower units, strong utilization, and continued pricing discipline. Rental revenue was a record $47.1 million, up $8.2 million or 21.1% from the first quarter of 2025. Total revenue was $48.5 million, up $7.1 million or approximately 17% from the prior year quarter. The difference between rental revenue and total revenue growth reflects parts sales and services, which are not core to our operating model. In addition, the first quarter of 2025 included elevated parts sales associated with the liquidation of inventory as we wound down our Midland fabrication operations. We continue to view rental revenue growth as the primary indicator of the underlying performance and scalability of the business. Similarly, we delivered another record in adjusted gross margin as the business benefited from a larger contracted fleet, favorable mixed shift toward large horsepower equipment, and operating leverage. Rental adjusted gross margin was $30 million, up $6 million, or 24.7% year-over-year. Rental adjusted gross margin percentage was 63.7%, up approximately 180 basis points from the prior year quarter.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 6 of 16 Importantly, our first quarter margin performance demonstrates the underlying economics of the fleet following the discreet physical inventory adjustment recorded in the fourth quarter of 2025. That said, we did not necessarily view the first quarter margin percentage as the new run rate for the balance of the year. The first quarter was exceptionally strong operationally with very few setbacks across the business. While that level of execution is a credit to our field service team, it is uncommon to have a quarter where almost every metric went in our favor, and we do not assume that cadence will repeat consistently throughout the year. In addition, over the last two years, the first quarter has been seasonally stronger than subsequent quarters, and we expect inflationary pressure associated with recent geopolitical developments to begin impacting the big business in the second quarter. Even with those considerations, we remain confident in strong full year margin performance driven by large horsepower deployments, operating leverage, and continued cost discipline. Moving on to SG&A expense. It was $6.5 million or 13.4% of total revenue. The increase compared to the prior year quarter reflects the continued scaling of the organization to support a larger fleet and ongoing investments in people, systems, and process improvement. Over time, we target SG&A in the range of 13% to 14% of revenue which we believe supports our growth while preserving operating leverage. Lastly, for the income statement. Net income was $6.8 million or $0.53 per diluted share, compared to $4.9 million or $0.38 per diluted share in the first quarter of 2025, representing another recording for NGS. Moving to the balance sheet and cash flow, accounts receivable increased during the first quarter, and DSO was above the level we expect from the business as a result of a few discreet collection and process related items. Importantly, we identified the issues during the quarter, reinforced internal expectations, and have already seen meaningful improvement in April. Cash on hand of $2.3 million and $2.4 million of the prepaid assets were primarily timing related. The prepaid asset was tied to a prepayment for a fleet asset bid

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 7 of 16 that was refunded in early April, and the cash balances are expected to normalize consistent with our practice of using available cash to reduce revolver borrowings. Assets held for sale increased during the quarter to reflect the former headquarters property and the midland fabrication facility, consistent with our continued efforts to monetize non-core real estate. We also retired 17,700 horsepower, representing 134 idle small and medium horsepower units during the first quarter. This action reduced idle assets, improved fleet mix, and reinforced our focus on higher return, large horsepower opportunities. First quarter capital expenditures totaled $15.2 million, including $12.3 million of growth capital expenditures, and $3 million of maintenance capital expenditures. Based on our contracted deployment schedule, current and planned build activity, and customer demand, we remain confident in our ability to deliver on our full year growth capital guidance, and the associated horsepower additions. We ended the quarter with $226 million outstanding on the credit facility and available borrowing capacity of $174 million. Our leverage at quarter end was 2.33 times, which remained the lowest of the public comparable set, and we continue to maintain significant flexibility to invest in growth and drive value for shareholders. During the quarter, we made $1.4 million of dividend payments at $0.11 per share. That will increase materially in the second quarter with the announcement that we will increase the dividend to $0.15 per share, reinforcing our confidence in cash generation and a long-term outlook of the business. In summary, the first quarter was a strong financial quarter with record rental revenue, record adjusted EBITDA, strong margins, and healthy liquidity. The company’s balance sheet and liquidity position provide flexibility to fund organic fleet expansion, evaluate strategic and accretive M&A opportunities, and continue returning capital to shareholders. With that, I’ll turn the call back to Justin to discuss our updated 2026 guidance and closing comments.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 8 of 16 Justin Jacobs: Thank you, Ian. Based on our strong first quarter performance, high utilization, contracted fleet additions, and current visibility into the remainder of the year, we are increasing our full year 2026 adjusted EBITDA guidance range to $92.5 million to $97.5 million, compared to our prior range of $90.5 million to $95.5 million. The updated midpoint represents a meaningful increase, particularly after only one quarter of the year. At the same time, we are maintaining our previously issued full year capital expenditure guidance. Growth capex is expected to remain in the range of $55 to $70 million, reflecting our planned deployment schedule for contracted larger horsepower units and continued customer demand. Maintenance capital expenditures are expected to remain in the range of $15 to $18 million. I also want to briefly address our upcoming shareholder meeting which is scheduled for June 10th. Related proxy materials were distributed several weeks ago. There are two voting items in particular that I want to highlight. First, we are asking shareholders to approve a proposed reincorporation of the company from Colorado to the great State of Texas. As outlined in the proxy materials, the primary driver of the proposed reincorporation is to implement more shareholder-friendly governance provisions within our governing documents. Most notably, the proposal would facilitate the de-staggering of the board, which we believe better aligns our company with shareholder interests and broader market expectations. This proactive initiative reflects the board’s commitment to strong governance and alignment with our shareholders. The second item in the proxy relates to our board of directors. As previously communicated, Steve Taylor will retire from the board at the upcoming shareholder meeting. Steve has served NGS shareholders for more than

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 9 of 16 two decades and has played an instrumental role in the growth and success of this company. On a personal level, Steve was also an invaluable advisor and resource to me during my transition into the CEO role. On behalf of myself, our board, and all NGS shareholders, I want to sincerely thank Steve for his many contributions to the company over the years. We are also pleased to nominate John Jackson to the board. John is a highly experienced rental compression operator with a strong track record of operational industry success. While no one can truly replace Steve, we are excited about the perspective, industry knowledge, and experience John will bring to the board going forward. We appreciate the continued support of our shareholders on these important items. In closing, the first quarter represented an excellent start to 2026 for NGS. We delivered record rental revenue and record adjusted EBITDA while continuing to improve the quality and mix of our fleet through large horsepower additions and retirement of idle small and medium horsepower assets. We also increased our quarterly dividend by 36% and increased our full-year adjusted EBITDA guidance. Market fundamentals remain constructive, supported by tight equipment supply, high utilization levels, and strong customer demand for reliable compression infrastructure. Looking ahead, we remain confident in our ability to continue delivering strong operational performance, growing cash flow, and creating long-term value for shareholders. Luke, we’re now ready to open the call for questions. Operator: Ladies and gentlemen, at this time, we will conduct a question-and-answer session. If you would like to state a question, please go ahead and press 7# on your phone now, and you’ll be placed in the queue in the order received. You can press 7#

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 10 of 16 again to remove yourself from the queue. We are now ready to begin. Our first question comes from Jim Rollyson with Raymond James. Go ahead, please. Jim Rollyson: Hey, good morning, guys, and congrats on the solid set of results. Justin Jacobs: Thank you. Jim Rollyson: Justin, it seems like - maybe I want to start with lead times. Your competitors that primarily source engines, at least gas engines from Caterpillar, have talked about lead times that are now between 150 and 180 weeks, if I add up what’s been said so far this season. Obviously, you’re not sourcing engines from CAT. You guys talked about electric motor drive and obviously, Waukesha. So, I’m curious what you’re seeing on lead times, and if they’re materially shorter, is that an opportunity as you go into 2027-2028 to maybe fill some customer demand gaps that can’t be filled by Caterpillar? Justin Jacobs: I think the quick answer - good morning, Jim. Thanks for joining. The quick answer to your question is yes, it does provide an opportunity. As we look across sourcing different components for the units and then having them fabricated, lead times have extended out. Some of the long lead times that have been cited publicly are for particular components, particular engine from the engine manufacturers. And those are materially longer really than any of the other components that at least we’re seeing. It’s not to say that the lead times have not extended over the past several quarters. They have, but nothing to the degree that has for that particular engine. And as we look across our fleet and our growth opportunities, that is a much smaller percentage of our growth and existing fleet. And so, I think we do have some opportunities there, even in the current environment to pull in the growth earlier. Jim Rollyson: Got it. That’s very helpful. And then just kind of circling around to margins and cost inflation, there’s been a lot of discussion around higher oil prices driving, as you mentioned, return of activity, which changes the labor component, lube oil and fuel prices. How do you think about - given how tight the market is, how do you think about your ability to eventually pass on higher costs and what’s the lag time? Just trying to think about how margins progress through the quarter or through the rest of the year, recognizing what Ian said that 63.7 is not necessarily the new benchmark to start with. So, I just love some thoughts there.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 11 of 16 Justin Jacobs: Sure. And so, as you look at our fleet, I mean, we have units that are coming off of term really on a rolling basis throughout the year. And so, as you look at where our pricing has been from the public, you’ve seen there have been modest increases, certainly, relative to prior years where there was pretty significant pricing inflation. Going forward, I think it’s a little hard to predict exactly the magnitude of it, but I think everyone is feeling to some extent already and will probably - or “may” is maybe a better word, may see even a higher level and that’s something that we’re actively going to have discussions with customers in a way that is appropriate for our shareholders, but also understanding our customer relationships. So, I think there’s still, as what I’ve said in past quarters, an upward bias to pricing. And depending on where inflation comes out over the coming quarters, there may be a slightly higher than an upward bias. Jim Rollyson: I appreciate the thoughts, Justin. Thank you. Justin Jacobs: Thank you, Jim. I appreciate you joining. Operator: Thank you very much. Our next question comes from Nate Pendleton with the Texas Capital. Nate Pendleton: Good morning, Justin and Ian, and congrats on great quarter. Justin Jacobs: Thank you. Nate Pendleton: Sure. With regard to the sizeable increase in the dividend you’ve just announced, can you talk about how you view the uses of cash from here between increasing shareholder returns, investing more in organic opportunities, and potentially improving the balance sheet further for M&A opportunities down the line? Justin Jacobs: Well, I think when we started the dividend off several quarters ago, we were intentional in telling our shareholders that this was a modest first step that we would look to increase overtime without commitments about exactly what that rate would be. This increase of 36% from $0.11 a share quarterly to $0.15 is a material increase on a quarterly basis as we look at a modest increase as we think about it from really a capital allocation perspective, meaning a percentage of EBITDA. From that perspective, it’s a relatively modest increase and doesn’t in any

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 12 of 16 way change our ability to fund any of the particular growth initiatives, whether acquisition of new units or M&A opportunities. It’s really starting to move more towards that capital allocation model that I would think of as self-sustaining. Obviously, we’ve grown at pretty significant rates over the past several years. Over time, we’ll start to move to that more framework of a certain percentage of capital is going to the different elements, whether growth, M&A or return of capital to shareholders. It’s really a step in that direction. Nate Pendleton: Got it. Thanks for that detail. Then, if I may, thinking about the fleet retirements and some of the opportunities that remains within your underutilized fleet today, can you quantify the potential opportunity that you see in upgrading some of the underutilized assets today that could then be put to work? Justin Jacobs: I don’t think we’re going to quantify that at this point. You can look at the unutilized fleet and say that with what we’ve done over the past several quarters, there certainly is incremental opportunity there in the different portions of the fleet, which are almost entirely in the small and the medium horsepower. We think there are opportunities to increase the utilization of the existing idle fleet. It’s not a number we’re going to put a target on at this point. Nate Pendleton: Understood. Thank you, Justin. Justin Jacobs: Thank you, Nate. Operator: Thank you. Our next question comes from Josh Jayne with Daniel Energy Partners. Josh Jayne: Thanks. Good morning. Obviously, some significant commodity price changes since your last call. Maybe you could just walk around the different basins, what you’re seeing, and how conversations have changed over the last couple of months. Obviously, you’re heavily concentrated in the Permian, but maybe just talk through what you’re seeing across the lower 48 would be helpful to start. Justin Jacobs: Sure. As you mentioned, we are heavily weighted to the Permian, so I’ll start there. If you went back to previous quarters, we’ve described this. I think even with lower oil prices at that point, we were still seeing significant new “activity” and were contracting a significant number of new units in terms of horsepower. The rise in oil prices, I would say, have only accelerated and increased that amount

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 13 of 16 of activity on the upstream side. As we look at other basins where we’ve been growing, and these are lower dollars, although still high percentages, we’re seeing strong interest for equipment in what I call South Texas Eagle Ford basin. Another area for us is up in the Marcellus-Utica, where we’ve seen very nice growth over the last several years. On the midstream side, just a lot in Texas generally, with for us a focus at this point in the Permian, where we’re seeing a lot of activity. Josh Jayne: Then what are you seeing today with respect to contract terms being extended? I think in your deck, it highlights average charmers around 2.4 years. I would think there’s a greater sense of urgency from the customer base today. As you think about where you sit today and what you’re able [Audio Gap] move throughout this year. Justin Jacobs: You cut out for a second there. The length of term and the 2.4 years, to be clear, that’s just the weighted average of the existing fleet. If we’re looking to put new equipment out, those are depending on the model size of the equipment, but you’re typically in the three to five-year range. Then in terms of re-contracting or putting on term existing fleet that’s out there, that’s typically started at the low end a year up to several years. We’re seeing that get pushed out, at least some requests from customers looking to push that out. Then it just becomes a little bit of a question for us of how we view price versus term. That really comes down to customer by customer and unit by unit decision. Josh Jayne: Thanks for coming back. Justin Jacobs: Thank you. Operator: Thank you very much. Our next question comes from Selman Akyol with Stifel. Selman Akyol: Thank you, good morning. I think when you guys were making your comments around working capital, you mentioned a refund for a fleet bed. I’m curious, did another large public player get that and then are you seeing other opportunities to, I presume, sale-leasebacks? Justin Jacobs: So we are looking to acquire new equipment in a variety of different ways. That was one of those we did not get, you know, the others that we have and we’re

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 14 of 16 obviously contracting a lot of new equipment and I’m sorry, Selman, what was your second question? The second part of your question. Selman Akyol: Well, I mean, are you engaged in other, I guess, sort of sale-leasebacks, I presume it was a sale-leaseback transaction, and then did we see another large player get that? Justin Jacobs: No, no, no. It wasn’t actually related to a sale-leaseback. Selman Akyol: Okay. Don’t mind then. Okay. So, just going back to gross margins, I don’t quite think you said gross margins peaked for the year in so many words but I think you said that. So can you just talk about where you’re seeing the most pressures and in particular thinking about lube oil and just how that’s filtering through and how you’re going to get that back over time? Ian Eckert: Yes, Selman, good morning. So when we talk about cost pressures, as we mentioned in the prepared remarks, we are very much focused on parts, lubes and oils, and labor. Given the geopolitical environment today, we expect to see inflationary increases in lube oil especially heading into the second quarter and that’s what’s really going to be driving inflation over the next few quarters in comparison to the performance that we saw in the first quarter. Selman Akyol: Just reminded you of some [00:32:32 Crosstalk] that over time you get it back. Ian Eckert: The quick answer - it depends on the contract but we are increasingly adding those and have been over the last several years. And just to hit on part of your question there, Selman, of saying they peaked, it’s really more of one didn’t really say that but I had to just state what your question is asking. We had a series of, as we look across the different primary drivers of cost in the first quarter, we had a really good margin, and we think over some period of time, we will hit margins that look like that, but it certainly, as we look at the operational metrics say, that was one where everything went the right direction. That happens occasionally, it doesn’t happen every quarter, and we don’t expect it to happen every quarter. But it does show as you look trend over several years where the margins in this business are going and sets a new high bar for us to strive for on a quarterly basis with the kind of view of, we think there’s going to be more inflation on the second half of the year, let’s see what happens.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 15 of 16 Selman Akyol: Got it. I’ll leave it there. Thanks so much. Ian Eckert: Thank you. Operator: Again, everyone, if you have a question, please go ahead and press 7#. Our next question comes from Rob Brown with Lake Street Capital Markets. Go ahead, please. Rob Brown: Good morning, Justin and Ian. Just wanted to follow up on the competitive environment and some of the dynamics with higher oil, inability to gain share, I guess, when do you sort of revaluate your capex needs and what would take to increase the growth rate there? Ian Eckert: So, I would say, going to the competitive landscape. I talked in - certainly, there are a number of very strong competitors out there. Several of them are public. There are a couple of strong private competitors as well. But the competitive landscape, I look at it generally is relatively stable and if we look at what our performance has been, at least judging versus what’s publicly available, we have been taking market share for the three years we have full results in 2023 to 2025. We are going to do that again in 2026, and based on the amount of customer activity and performance that we’ve had, I expect that we’ll continue to do that in the future. The capex aside is – you know, what will drive that is looking at what we are able to do in terms of securing new business at above what we’re targeting from our return on invested capital perspective, and then looking at the balance sheet to make sure that we are retaining flexibility to grow beyond just the organic side, and that’s something that we’re looking at on a consistent basis. So, I think we will continue to grow at rates that are out size relative to our competitors, and we want to make sure we’re flexible to act opportunistically on the M&A side. Rob Brown: Okay, got it. Then on a margin discussion, I know this quarter was elevated but could you give us a sense of where the home margin level is with the high horsepower shift? I know it’s gone up for the last few years, but if it’s sort of plateauing on a kind of normalized basis, or should it continue to expand?

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 16 of 16 Ian Eckert: Rob, you know, we’re not going to give any forward guidance on margin but what you should expect as our mix continues to skew towards larger horsepower, over the course of time, that margin will gradually creep up. Rob Brown: Okay, perfect. Thank you. I’ll turn it over. Ian Eckert: Thank you, Rob. Operator: Thank you very much. I don’t see any other questions. Justin Jacobs: Thank you, Rob. Excuse me, thank you, Luke. And thank you all for your questions and your continued interest in NGS. We sincerely appreciate your support and look forward to updating you on our progress next quarter. Operator: Thank you, everyone. This concludes today’s conference call. Thank you for attending. - End of Recording -